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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 11-K


                   [X] ANNUAL REPORT PURSUANT TO SECTION 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1998

                                       OR

                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     For the transition period from      to

                         Commission File Number: 1-9047

                           A. Full title of the Plan:

                 The Rockland Trust Company Employee Savings and
                          Profit Sharing Plan and Trust

      B. Name of the issuer of the securities held pursuant to the Plan and the
                        Address of its principal office:

                             Independent Bank Corp.
                                288 Union Street
                          Rockland, Massachusetts 02370

                          As filed on October 27, 1999




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the administrators have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                             ROCKLAND TRUST COMPANY
                             EMMPLOYEE SAVINGS PLAN
                          PROFIT SHARING PLAN AND TRUST





October 27, 1999                            /s/  Richard J. Seaman
                                                 -----------------------
                                                 Richard J. Seaman
                                                 Administrator


October 27, 1999                           /s/   Raymond G. Fuerschbach
                                                 -----------------------
                                                 Raymond G. Fuerschbach
                                                 Administrator